COMPANY: SECURITY CAPITAL GROUP INCORPORATED
TICKER: "SCZ"
EXCHANGE:  NYSE

FORM-TYPE:  PROSP

DOCUMENT-DATE: January 14, 1999
FILING DATE: January 15, 1999

Pricing Supplement No. 5 Dated January 14, 1999
(To Prospectus Supplement dated November 18, 1998 and
Prospectus dated October 13, 1998)

Rule 424(b)(2)
Registration Statement No. 333-64979

Security Capital Group Incorporated
MEDIUM TERM NOTES, SERIES A
(Fixed Rate Notes)

Total Principal Amount:                              $25,750,000

CUSIP:                                               81413TAB3

Settlement Date (Original Issue Date):               January 19, 1999

Maturity Date:                                       January 19, 2005

Agents' Discount or Commission:                      0.55%

Interest Rate Per Annum:                             7.80%

Interest Payment Date(s):

      X    March 15 and September 15 of each year and on the Maturity Date.

     ___   Other:

      X    DTC registered               ___   non-DTC Registered

The Regular Record Date for the Note will be the date 15 calendar days before each Interest Payment Date, whether or not that date is a Business Day.

(Fixed Rate)
Page 2
Pricing Supplement No. 5
Dated January 14, 1999
Rule 424(b)(2)
Registration Statement No. 333-64979

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Plan of Distribution:

                                         Principal   Price to Public      Net
Agent                    Trade Date        Amount     (Issue Price)    Proceeds1
-----                    ----------      ----------   ---------------  ---------

Goldman, Sachs & Co.  January 13, 1999   $25,750,000        100%     $25,608,375

1 Excluding estimated offering cost to Security Capital Group Incorporated.

Goldman, Sachs & Co. will receive 0.55% of the Total Principal Amount as commission for acting as Agent in connection with the distribution of the Notes.


LANGUAGE:    ENGLISH

LOAD DATE:   January 15, 1999